Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-221091 and 333-232353) and the Registration Statements on Form S-3 (File Nos. 333-268632, 333-219884 and 333-249775) of Fennec Pharmaceuticals Inc. (the “Company”) of our report dated March 29, 2024, relating to the consolidated financial statements as of December 31, 2023 and 2022 and for each of the years then ended, which appear in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023.

/s/ Haskell & White LLP

HASKELL & WHITE LLP

Irvine, California

March 29, 2024